Exhibit 5.1

NEWLAN LAW FIRM, PLLC

2201 Long Prairie Road, Suite 107-762

Flower Mound, Texas 75022

February 1, 2024

RemSleep Holdings, Inc.

14175 Icot Boulevard

Suite 300

Clearwater, Florida 33760

Re: Registration Statement of RemSleep Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to RemSleep Holdings, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission of up to 300,000,000 shares (the “Shares”) of the common stock, par value $0.001 per share (“Common Stock”), of the Company offered for resale by the selling stockholder (the “Selling Stockholder”) named pursuant to a Registration Statement on Form S-1 filed by the Company with the Commission on February 1, 2024 (the “Registration Statement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

The Shares are to be issued to Quick Capital, LLC (“Quick Capital”) pursuant to the Purchase Agreement (the “Quick Capital Agreement”) between the Company and Quick Capital.

Based upon the foregoing, we are of the opinion that the 300,000,000 Shares issuable to Quick Capital pursuant to the Quick Capital Agreement, when issued and sold by the Company and delivered by the Company against payment therefor in accordance with the Quick Capital Agreement in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Nevada Revised Statutes of the State of Nevada. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Newlan Law Firm, PLLC

Newlan Law Firm, PLLC